NEWS RELEASE

FOR MORE INFORMATION:                                         Company Contact:

Jill C. Blumhoff

Chief Financial Officer

Phone: 765.497.8381

jblumhoff@inotivco.com

BASi Releases Earnings for First Quarter of Fiscal 2020

WEST LAFAYETTE, IN, February 14, 2020 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi”, the “Company”, “We” or “Our”), doing business as Inotiv, a leading provider of nonclinical and analytical contract research services, today announced financial results for the three months ended December 31, 2019.

During the first fiscal quarter of fiscal 2020, BASi saw significant year-over-year growth. In addition, BASi has recently completed several initiatives intended to promote additional growth in future periods. These initiatives included: (1) Completing further integration, investments and hiring in the Gaithersburg, Maryland, facility (Gaithersburg operations were purchased from Smithers Avanza in May of 2019), (2) Closing on the purchase of Pre-Clinical Research Services, Inc.’s (“PCRS”) business, and related real property located in Ft Collins, Colorado, in December of 2019, (3) Completing the construction of the Evansville facility expansion and initiating hiring to support growth (the Evansville facility expansion is expected to generate attributable revenue by the end of Q-2 2020), (4) Further investing and hiring to support the development of the Discovery business in the St. Louis facility, (5) Completing the introduction of a new name (Inotiv), branding and website for the services business, (6) Closing on additional financing to support our acquisitions and future capital plans and (7) implementing a new accounting software system throughout the company.

Robert Leasure, Jr., BASi’s President and Chief Executive Officer commented, “Our financial results for the first three months of fiscal 2020 were impacted by growth initiatives and planned third-party non-recurring expenses, along with internal hiring and training. Our new orders remain strong, as demonstrated by the growth in customer deposits on the balance sheet. We continue to enhance and grow our capacity, scientific capabilities, client service offerings and our unwavering focus on the client experience.”

“We remain confident in what we have accomplished and our business strategy. We believe many of our recent investments in people, facilities, equipment and software should allow us to enhance our service offerings and sustain growth into 2020,” Mr. Leasure concluded.

First Quarter Results

For the quarter, revenue amounted to $12,918,000, a 49.7% increase from $8,625,000 in the first quarter of fiscal 2019. Revenue growth was driven by incremental sales associated with organic growth of the service business, as well as sales attributable to the Smithers Avanza acquisition and the inclusion of one month of sales attributable to the PCRS acquisition.

Net loss for the first quarter of fiscal 2020 amounted to $1,426,000, or $0.13 per diluted share, compared to a net loss of $85,000, or $0.01 per diluted share for the first quarter of fiscal 2019.

Net loss and earnings per share were impacted by, nonrecurring, one-time costs related to acquisitions and integration, refinancing, costs related to launching our new brand, recruiting costs for leadership and scientific staff additions and consulting fees related to the adoption of two accounting standards. Even though the Company experienced overall service sales increases, there was a decrease in bioanalytical sales during the quarter versus the same quarter last year. Third-party, non-recurring charges of approximately $700,000 were expensed in the first quarter of fiscal 2020, as were all internal hiring, acquisition, integration, and training related costs. We do not expect a majority of these costs to continue or materially impact future fiscal quarters.

Additionally, in the first quarter of fiscal 2019, we benefited from the initial reduction in our United Kingdom lease liability for a portion of the reserve for lease related liabilities that were no longer within the statute of limitations. This benefit of $491 compares to a benefit of only $45 in the first quarter of fiscal 2020.

Adjusted EBITDA for the first quarter of fiscal 2020 amounted to $496,000, compared to Adjusted EBITDA for the first quarter of fiscal 2019 of $436,000.

First Quarter Segment Results

Service revenue for the first quarter of fiscal 2020 increased 57.0% to $12,142,000 compared to $7,735,000 for the same period in fiscal 2019. Nonclinical services revenues increased $4,665,000 in the first quarter of fiscal 2020. Included in the growth was $2,695,000 and $381,000 of revenue related to the acquisitions of the Smithers Avanza and PCRS businesses, respectively. Bioanalytical analysis revenues decreased by $432,000, while other laboratory revenues increased $174,000 in the first quarter of fiscal 2020.

Cost of Service revenue as a percentage of Service revenue increased slightly to 73.4% during the first quarter of fiscal 2020 from 72.4% in the comparable period in fiscal 2019. The principal cause of this increase was the mix of service revenues favoring nonclinical revenues versus bioanalytical service revenues.

Sales in our Products segment decreased in the first quarter of fiscal 2020 from $890,000 to $776,000 when compared to the same period in the prior fiscal year.

Cost of Products revenue as a percentage of Products revenue in the first quarter of fiscal 2020 decreased to 68.2% from 68.4% in the comparable prior-year period, mainly due to the mix of products sold.

Cash Provided by Operating Activities

Cash provided by operating activities was $1,454,000 for the first quarter of fiscal 2020 compared to $907,000 for the first quarter of fiscal 2019.

As of December 31, 2019, the Company had $511,000 in cash and cash equivalents, a $725,000 balance on its general line of credit, a $4,247,000 balance on its construction line of credit, a $1,236,000 balance on its equipment line of credit, a $948,000 balance on its 2019 capex line of credit and a $435,000 balance on its 2020 capex line of credit. During the first three months of fiscal 2020, cash from operations, cash on hand and financing activities funded capital expenditures of approximately $2,165,000 for the expansion of our Evansville facility and related equipment, investment in our Gaithersburg capacity, upgrades in software, as well as laboratory equipment and computer equipment.

Acquisition

On December 1, 2019, the Company acquired from Pre-Clinical Research Services, Inc. (“Seller”) substantially all of the assets used by the Seller in connection with the performance of surgical and medical device in-vivo mammalian CRO services. The Company also purchased a building and real estate, in Fort Collins used in the Seller’s current business and real estate which will be available for future expansions in Ft. Collins. The consideration for the acquisition consisted of $1,500,000 in cash, subject to certain adjustments, 240,000 of the Company’s common shares and an unsecured promissory note in the initial principal amount of $800,000. The consideration for the related building and real estate amounted to $2,500,000. The Company funded the cash portion of the purchase price for the acquisition with cash on hand and the net proceeds from the refinancing of its credit arrangements with First Internet Bank.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are Adjusted EBITDA for the three months ended December 31, 2019 and 2018. Adjusted EBITDA as reported herein refers to a financial performance measure that excludes from net income (loss) income statement line items interest expense and income taxes (benefit) expense, as well as non-cash charges for depreciation and amortization, stock option (benefit) expense, United Kingdom lease liability reversal benefit, non-recurring acquisition and integration costs and other non-recurring third party costs.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that Adjusted EBITDA, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company's results and may facilitate a fuller analysis of the Company's results, particularly in evaluating performance from one period to another.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About Bioanalytical Systems, Inc., operating as Inotiv

BASi, operating as Inotiv, is a pharmaceutical development company providing contract research services and monitoring instruments to emerging pharmaceutical companies and the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. BASi’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit inotivco.com  for more information about BASi, operating as Inotiv.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, and various market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

(SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS)

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)

	Three Months Ended December 31,
	2019	2018
	(Unaudited)

Service revenue	$12,142	$7,735
Product revenue	776	890
Total revenue	12,918	8,625

Cost of service revenue	8,911	5,597
Cost of product revenue	530	609
Total cost of revenue	9,441	6,206

Gross profit	3,477	2,419
Operating expenses:
Selling	882	653
Research and development	162	124
General and administrative	3,453	1,601
Total operating expenses	4,497	2,378

Operating (loss) income	(1,020)	41

Interest expense	(311)	(126)
Other income	2	1
Net loss before income taxes	(1,329)	(84)

Income taxes expense	97	1

Net loss	$(1,426)	$(85)

Comprehensive loss	$(1,426)	$(85)

Basic net loss per share	$(0.13)	$(0.01)
Diluted net loss per share	$(0.13)	$(0.01)

Weighted common shares outstanding:
Basic	10,669	10,245
Diluted	10,669	10,245

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2019	September 30,2019
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$511	$606
Accounts receivable
Trade, net of allowance of $425 at December 31, 2019 and $1,759 at September 30, 2019	9,498	7,178
Unbilled revenues and other	1,848	2,342
Inventories, net	1,034	1,095
Prepaid expenses	1,990	1,200
Total current assets	14,881	12,421
Property and equipment, net	27,037	22,828
Operating lease right-of use-assets, net	4,739	—
Finance lease right-of use assets, net	4,641	—
Goodwill	6,619	3,617
Other intangible assets, net	2,781	2,874
Lease rent receivable	133	130
Deferred tax asset	—	31
Other assets	87	79
Total assets	$60,918	$41,980

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$5,592	$4,941
Restructuring liability	304	349
Accrued expenses	3,403	2,620
Customer advances	9,578	6,726
Revolving line of credit	725	1,063
Capex line of credit	1,383	655
Current portion on long-term operating lease	864	—
Current portion of long-term finance lease	4,616	18
Current portion of long-term debt	1,153	1,109
Total current liabilities	27,618	17,481
Long-term operating leases, net	4,044	—
Long-term finance leases, net	17	18
Long-term debt, less current portion, net of debt issuance costs	18,804	13,771
Deferred tax liabilities	65	—
Total liabilities	50,548	31,270

Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value:
35 Series A shares at $1,000 stated value issued and outstanding at December 31, 2019 and at September 30, 2019	35	35
Common shares, no par value:
Authorized 19,000,000 shares; 10,805,057 issued and outstanding at December 31, 2019 and 10,510,694 at September 30, 2019	2,663	2,589
Additional paid-in capital	26,323	25,183
Accumulated deficit	(18,651)	(17,097)
Total shareholders’ equity	10,370	10,710
Total liabilities and shareholders’ equity	$60,918	$41,980

BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

(In thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2019	2018
GAAP Net loss	$(1,426)	$(85)

Add back: Interest expense	311	126
Income taxes (benefit) expense	97	1
Depreciation and amortization	749	703
Stock option expense	97	25
United Kingdom lease liability reversal benefit	(45)	(491)
Acquisition and integration costs	270	130
Other non-recurring, third party costs	443	27

Adjusted EBITDA	$496	$436

Adjusted EBITDA - Earnings before interest expense, income taxes (benefit) expense, depreciation and amortization, stock option expense, United Kingdom lease liability reversal benefit, non-recurring acquisition and integration costs and other non-recurring third party costs.